Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, President/CEO
Alvin D. Kang, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports First Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – May 4, 2005 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), the holding company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net earnings of $342,000 or $0.20 per diluted share for the three months ended March 31, 2005, compared to $467,000 or $0.24 per diluted share for the three months ended March 31, 2004. Compared to 2004, first quarter net earnings decreased 26.77%.

President Paul C. Hudson stated, “The reduced quarterly earnings are primarily attributable to margin compression caused by rising interest rates and higher compensation costs associated with increased compliance costs.” Hudson went on to explain, “Management is focused on improving the net interest rate spread by originating retail commercial real estate loans with higher rates and by attracting lower cost core deposits. We are also implementing a plan to increase retail banking fee income to offset margin volatility. With the flattening yield curve, 2005 is going to be a challenging year for us, but we are optimistic about loan growth and margins for the second half of the year.”

Net Earnings

The change in net earnings, comparing 2005 to 2004, was primarily attributable to decreases in net interest income and non-interest income, and an increase in non-interest expense. Net interest income before provision for loan losses decreased $89,000 or 3.80% for the three months ended March 31, 2005 compared to the same period in 2004. Non-interest income decreased $23,000 or 6.04% for the three months ended March 31, 2005 compared to the same period in 2004. Non-interest expense increased $86,000 or 4.41% for the three months ended March 31, 2005 compared to the same period in 2004.

Net Interest Income

Net interest income before provision for loan losses decreased to $2,256,000 for the three months ended March 31, 2005, from $2,345,000 for the same period in 2004. A three-month rate/volume analysis indicates that the $89,000 decrease was primarily attributable to the impact of a decrease in the net interest rate spread of 85 basis points (rate impact), which resulted in a decrease in net interest income of $435,000 partially offset by the impact of the growth in average interest-earning assets of $49.0 million or 21.45%, and interest-bearing liabilities of $50.1 million or 23.15%, which resulted in an increase in net interest income of $346,000 (volume impact).

The net interest rate spread for the three months ended March 31, 2005 was 3.16% compared to 4.01% for the same period in 2004. The 85 basis point decrease in spread was attributable to the decline in the weighted average yield on interest earning assets and the increase in the weighted average cost of funds on interest-bearing liabilities. The yield on interest-earning assets declined 41 basis points to 5.39% for the three months ended March 31, 2005 from 5.80% for the same period in 2004. The weighted average cost of funds increased 44 basis points to 2.23% for the three months ended March 31, 2005 compared to 1.79% for the same period in 2004. The primary spread (weighted average interest rate on loans minus weighted average interest rate on deposits) at March 31, 2005 was 3.65% compared to 4.20% at March 31, 2004, a decline of 55 basis points.

Non-interest Income

Non-interest income totaled $358,000 in the first quarter of 2005, down $23,000 from a year ago. The decrease primarily reflected a $109,000 decline in gains from sales of loans, as there were no loan sales during the first quarter of 2005. This was partially offset by an $85,000 increase in loan prepayment fee income, included in service charges which increased $46,000.

Non-interest Expense

Total non-interest expense totaled $2,034,000 in the first quarter of 2005, up $86,000 from a year ago, primarily due to increases in compensation and benefits costs and occupancy expenses.

Provision for Loan Losses

During the first quarter of 2005, provision for loan losses totaled $10,000 compared to $0 in 2004. At March 31, 2005, the allowance for loan losses as a percentage of total loans was 0.61% compared to 0.60% at December 31, 2004 and 0.62% at March 31, 2004.

Assets, Loan Originations and Deposits

At March 31, 2005, assets totaled $297.8 million, up $21.2 million or 7.68% from year-end 2004. During the first quarter of 2005, loan payoffs exceeded total loan originations, including loan purchases, resulting in a decrease of $0.9 million in loans receivable, including loans held for sale. In addition, investment securities available for sale decreased $4.0 million, while mortgage-backed securities (“MBS”) held to maturity increased $26.0 million. The build up in liquidity from loan repayments, deposit inflows and borrowings was invested in short duration MBS.

Loan originations were $6.6 million for the three months ended March 31, 2005 compared to $33.2 million for the same period in 2004. Loan purchases totaled $10.3 million for the three months ended March 31, 2005 whereas there were no loan purchases for the same period in 2004. Loan repayments amounted to $17.9 million for the three months ended March 31, 2005 compared to $10.5 million for the same period in 2004. Loan originations decreased substantially due in part to rising interest rates and the Company’s plan to focus on retail versus wholesale loan funding. Loan volumes are expected to increase over the next several quarters, absent a sharp rise in interest rates.

Deposits totaled $210.0 million at March 31, 2005, up $14.1 million or 7.19% since the end of 2004. During the first quarter of 2005, core deposits (NOW, demand, money market and passbook accounts) increased $3.1 million, while certificates of deposit increased $11.0 million. A substantial portion of the increase in certificates of deposit was from brokered deposits. At March 31, 2005, core deposits represented 49.15% of total deposits compared to 51.13% at December 31, 2004 and 43.63% at March 31, 2004.

Non-Performing Assets

Non-performing assets amounted to $113,000 at March 31, 2005 compared to $114,000 at December 31, 2004 and $79,000 at March 31, 2004. The Bank’s non-performing assets to total assets ratio was 0.04% at March 31, 2005 compared to 0.04% at December 31, 2004 and 0.03% at March 31, 2004. At March 31, 2005, December 31, 2004 and March 31, 2004, the Bank had no loans in foreclosure or REO (real estate owned) properties.

Performance Ratios

For the three months ended March 31, 2005, the Company’s annualized return on average equity decreased to 8.94% compared to 11.16% for the same period in 2004. This was primarily attributable to the decrease in net earnings in 2005. The annualized return on average assets also decreased to 0.48% for the three months ended March 31, 2005 compared to 0.79% for the same period in 2004. The annualized ratio of non-interest expense to average assets improved to 2.85% for the three months ended March 31, 2005 compared to 3.29% for the same period in 2004, reflecting the higher growth in average assets compared to the rate of growth in non-interest expense. The efficiency ratio was 77.81% in first quarter 2005 compared to 71.46% in first quarter 2004, reflecting lower revenues compared to non-interest expenses for the first quarter of 2005 as compared to the same period in 2004.

About us

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the City of Los Angeles, and one located in the nearby City of Inglewood, California. At March 31, 2005, the Bank met the capital requirements necessary to be deemed “well capitalized” for regulatory capital purposes.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
Assets
Cash	$4,208	$3,998
Federal funds sold	3,000	3,500
Investment securities available for sale	—	3,980
Investment securities held to maturity	2,000	2,000
Mortgage-backed securities held to maturity	43,140	17,172
Loans receivable held for sale, at lower of cost or fair value	2,100	1,145
Loans receivable, net	232,291	234,196
Accrued interest receivable	1,151	1,056
Investments in capital stock of Federal Home Loan Bank, at cost	2,957	2,827
Office properties and equipment, net	5,662	5,725
Other assets	1,260	939

Total assets	$297,769	$276,538

Liabilities and stockholders’ equity
Deposits	$209,992	$195,912
Advances from Federal Home Loan Bank	62,905	55,317
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	126	472
Deferred income taxes	986	982
Other liabilities	2,380	2,758

Total liabilities	282,389	261,441

Stockholders’ Equity:
Preferred non-convertible, non-cumulative, and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A and 100,000 shares of Series B at March 31, 2005 and December 31, 2004	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 1,868,942 shares at March 31, 2005 and December 31, 2004; outstanding 1,520,347 shares at March 31, 2005 and December 31, 2004	19	19
Additional paid-in capital	10,443	10,425
Accumulated other comprehensive loss, net of taxes	—	(7)
Retained earnings-substantially restricted	9,808	9,561
Treasury stock-at cost, 348,595 shares at March 31, 2005 and December 31, 2004	(4,859)	(4,859)
Unearned Employee Stock Ownership Plan shares	(33)	(44)

Total stockholders’ equity	15,380	15,097

Total liabilities and stockholders’ equity	$297,769	$276,538

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended March 31
	2005	2004
Interest on loans receivable	$3,358	$3,112
Interest on mortgage-backed securities	243	126
Interest on investment securities	35	46
Other interest income	103	27

Total interest income	3,739	3,311

Interest on deposits	1,012	783
Interest on borrowings	471	183

Total interest expense	1,483	966

Net interest income before provision for loan losses	2,256	2,345
Provision for loan losses	10	—

Net interest income after provision for loan losses	2,246	2,345

Non-interest income:
Service charges	310	264
Gain on sale of loans held for sale	—	109
Gain (loss) on sale of securities available for sale	15	(12)
Other	33	20

Total non-interest income	358	381

Non-interest expense:
Compensation and benefits	1,212	1,157
Occupancy expense, net	293	255
Information services	152	166
Professional services	141	122
Office services and supplies	96	105
Other	140	143

Total non-interest expense	2,034	1,948

Earnings before income taxes	570	778
Income taxes	228	311

Net earnings	$342	$467

Other comprehensive income, net of tax:
Unrealized gain (loss) on securities available for sale	$(8)	$99
Reclassification of realized net loss included in net earnings	20	12
Income tax effect	(5)	(43)

Other comprehensive income, net of tax	7	68

Comprehensive earnings	$349	$535

Net earnings	$342	$467
Dividends paid on preferred stock	(19)	(19)

Earnings available to common shareholders	$323	$448

Earnings per share-basic	$0.21	$0.26
Earnings per share-diluted	$0.20	$0.24
Dividends declared per share-common stock	$0.04	$0.04
Basic weighted average shares outstanding	1,513,189	1,752,021
Diluted weighted average shares outstanding	1,590,725	1,853,338

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of March 31,
	2005	2004
Regulatory Capital Ratios:

Tangible capital	6.70%	7.46%
Core capital	6.70%	7.46%
Total Risk-Based capital	11.15%	11.09%

Asset Quality Ratios and Data:

Non-performing loans as a percentage of total gross loans	0.05%	0.04%

Non-performing assets as a percentage of total assets	0.04%	0.03%

Allowance for loan losses as a percentage of total gross loans	0.61%	0.62%

Allowance for loan losses as a percentage of non-performing loans	1,265.49%	1,660.76%

Allowance for losses as a percentage of non-performing assets	1,265.49%	1,660.76%

Non-performing assets:

Non-accrual loans	$113	$79
Real estate acquired through foreclosure	—	—

Total non-performing assets	$113	$79

	Three Months ended March 31,
	2005	2004
Performance Ratios:

Return on average assets	0.48%	0.79%
Return on average equity	8.94%	11.16%
Average equity to average assets	5.35%	7.08%
Non-interest expense to average assets	2.85%	3.29%
Efficiency ratio (1)	77.81%	71.46%
Net interest rate spread (2)	3.16%	4.01%
Effective net interest rate spread (3)	3.25%	4.11%

(1)	Efficiency ratio represents non-interest expense divided by net interest income before provision for loan losses plus non-interest income.
(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of interest-bearing liabilities.
(3)	Effective net interest rate spread represents net interest income as a percentage of average interest-earning assets.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended March 31,
	2005	2004
Total assets	$297,769	$239,735
Total gross loans	$233,721	$211,363
Total equity	$15,380	$12,897
Average assets	$285,946	$236,563
Average loans	$233,760	$204,090
Average equity	$15,299	$16,737
Average interest-earning assets	$277,474	$228,474
Average interest-bearing liabilities	$266,396	$216,327
Net income	$342	$467
Total income	$2,614	$2,726
Non-interest expense	$2,034	$1,948
Efficiency ratio	77.81%	71.46%
Non-accrual loans	$113	$79
REO, net	$—	$—
ALLL	$1,430	$1,312
REO-Allowance	$—	$—
Interest income	$3,739	$3,311
Interest expense	$1,483	$966
Net interest income	$2,256	$2,345